Goldin Auctions
160 E. Ninth Avenue, Suite A
Runnemede, NJ 08078 TEL: 856 767 8550
info@goldinauctions.com

Invoice #:	00940708
Invoice Date:	07 April 2021
Invoice Due:	17 April 2021
Tracking #:	
Ship Date:	

Bill To:

Rally Road - GAI Purchase account
RSE Archive, LLC.
71 Southgate BLVD
New Castle, DE 19720
fitz@rallyrd.com

Ship To:

Atelier Delaware C/O Fitz Tepper
RSE Archive, LLC.
71 Southgate BLVD
New Castle, DE 19720

March Premium Auction Ending April 3, 5 & 6

Lot	Description	Final Bid
6	81018 - 1954 Topps #128 Hank Aaron Rookie Card – PSA NM-MT+ 8.5	$172,000.00
27	83997 - 2000 SP Authentic #118 Tom Brady Rookie Card (#0697/1250) - BGS PRISTINE 10	$260,000.00
530	82299 - 1996-97 Topps Chrome Refractors #138 Kobe Bryant Rookie Card - PSA GEM MT 10	$200,000.00

Goldin Auctions 160 E. Ninth Avenue, Suite A Runnemede, NJ 08078 TEL: 856 767 8550 info@goldinauctions.com	

Invoice #:	00940708
Invoice Date:	07 April 2021
Invoice Due:	17 April 2021
Tracking #:	
Ship Date:	

Lot Total(3 Lots)	$632,000.00
Buyers Premium	$126,400.00
Shipping and Handling	$17.09 $0.00
DE Sales Tax	$4,000.00 $762,417.09
Insurance	$0.00
Total	$762,417.09
Total Amount Paid	
Total Due	

Thank you for bidding in our April 2021 Premium Auction and congratulations on your win! Please find your invoice attached. You may also view your invoice by logging into www.goldinauctions.com and clicking on "my account"

Please note that payment is due 10 days from the date of the invoice. Invoices may be paid via cash, check, credit card, Crypto (BTC, ETH), money order, bank check or wire transfer. The Buyer's Premium will be 20% if payment is made by cashier's check, cash, BTC/ETH, money order, wire transfer, or check within 10 days of the date of invoice. The Buyer's Premium will be 23% if payment is made using a credit card and/or is not paid within 10 days of date of invoice. Please note that invoices paid via personal check will be held for 5-8 business days prior to shipping. Payments made via Crypto Currency will be subject to 0.5% fee.

Please log into your account and ensure that the shipping address on file is correct once you receive your invoice.

Make checks payable to: Goldin Auctions. Credit card payments over $7,500 must have prior approval. To pay with a credit card, after you log in click 'pay invoice' and it will allow you to pay with your credit card on file or enter a new credit card. If you wish to send a WIRE, please email see instructions at the bottom of your invoice. Please note, wire transfers less than $1,000.00 will be subject to a $15.00 processing fee.

Look for our upcoming May Elite Auction 2021 and Spring Training Auction.

We are now accepting consignments for our Spring Premium and July HOF Auctions. Please contact us if you have any items you are interested in consigning. If you have premium items you wish to consign we can apply them towards your current invoice as an advance if you wish (this requires advance approval of items and amount).

If you wish to wire your payment please see instructions below:

Bank Name: TD BANK
Bank Address: 101 Springdale Road
Bank City, State, Zip: Cherry Hill, NJ 08003
Swift Address/ ABA #: 031201360
Beneficiary Name: Goldin Auctions LLC
Beneficiary Address: 160 E. Ninth Ave, Suite A
Beneficiary City, State, Zip: Runnemede, NJ 08078
Account #/ IBAN #: 4327996033

Goldin Auctions is now accepting crypto as a form of payment. Please email Josh@goldinauctions.com to get your instructions for submitting payment via crypto.

Please email Ken@goldinauctions.com and frank.dinote@goldinauctions.com once your wire has been initiated.

THANK YOU FOR YOUR BUSINESS!